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                                                                     EXHIBIT 3.2


                            CERTIFICATE OF INCREASE
                                       OF
                         SPECTRUM PHARMACEUTICALS, INC.

                   Pursuant to Section 151(g) of the General
                    Corporation Law of the State of Delaware

            Spectrum Pharmaceuticals, Inc., a corporation organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

      1. That pursuant to the authority conferred upon the Board of Directors of the Corporation by the certificate of incorporation of the Corporation, as amended, the Board unanimously adopted the following recitals and resolutions on May 9, 2003 authorizing the issuance of the Series D 8% Cumulative Convertible Voting Preferred Stock of the Corporation, which recitals and resolutions are still in full force and effect and are not in conflict with any provisions of the certificate of incorporation or bylaws of the Corporation:

            WHEREAS, the resolutions adopted by the Board on April 16, 2003 and the Certificate of Designation, Preferences and Rights of Series D 8% Cumulative Convertible Voting Preferred Stock, filed with the Delaware Secretary of State on May 7, 2003 (the "Series D Certificate of Designation") stated the number of authorized shares of Series D 8% Cumulative Convertible Voting Preferred Stock (the "Series D Preferred Stock") as 444;

            WHEREAS, the Board has determined that it is in the best interest of the Corporation to increase the number of authorized shares of Series D Preferred Stock to 600;

            NOW, THEREFORE, BE IT RESOLVED, that pursuant to authority vested in the Board of Directors by the Certificate of Incorporation, the Board does hereby increase the number of authorized shares of Series D Preferred Stock to 600, and does hereby amend and restate the first paragraph of the Series D Certificate of Designation in its entirety to read as follows:

            "RESOLVED, that pursuant to the authority expressly granted to and vested in the board of directors of the Corporation (the "Board") pursuant to the General Corporation Law of the State of Delaware, as amended, and by the provisions of the Corporation's Certificate of Incorporation, as amended to date (the "Certificate of Incorporation"), the Board hereby creates a series of preferred stock of the Corporation, par value $0.001 per share, each share having a stated value (the "Stated Value") of $10,000.00, such series consisting of 600 shares (which shall not be subject to increase without the consent of the Holders (as defined below) of a majority of the outstanding Preferred Stock, which majority shall include each Holder who acquired in the aggregate more than 100 shares of Preferred Stock so long as such Holder continues to hold more than 100 shares of Preferred Stock, which such majority is hereinafter referred to as a "Special Majority"), which shall be designated as the "Series D 8% Cumulative Convertible Voting Preferred Stock" (hereinafter, the "Convertible Preferred Stock" or the "Preferred Stock"), which series shall have the following powers, designations, preferences and relative participating, optional, voting or other rights, and the following qualifications, limitations or restrictions:"

      2. That the holders of the shares of the Series D Preferred Stock duly approved of the increase in the number of authorized shares of Series D Preferred Stock to 600 by written consent on May 12, 2003, in accordance with the Series D Certificate of Designation.
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                            [Signature Page Follows]

      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Increase to be executed by Rajesh C. Shrotriya, M.D., its Chairman, Chief Executive Officer and President, this 13th day of May, 2003.


                                    SPECTRUM PHARMACEUTICALS, INC.
                                    a Delaware corporation


                                    By:         /s/ Rajesh C. Shrotriya
                                                -----------------------
                                          Rajesh C. Shrotriya, M.D.
                                          Chairman, Chief Executive Officer and
                                          President